Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:	Molly Salky, 314.423.8000 x5353
Media:	Jill Saunders, 314.423.8000 x5293

BUILD-A-BEAR WORKSHOP, INC. EXPECTS FISCAL 2006

EARNINGS AT THE LOW END OF GUIDANCE RANGE

ST. LOUIS – June 23, 2006 – Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive, entertainment retailer of customized stuffed animals, announced that it now expects its fully diluted earnings per share for fiscal 2006 (52 weeks ended December 30, 2006) to be at the low end of its previously disclosed guidance range of $1.44 to $1.53. North American sales during the second quarter have been lower than planned. Sales so far in the month of June, which accounts for the majority of sales in the quarter, have been below expectations.

The Company now believes fiscal 2006 North American comparable store sales will be in the flat to negative low single digit range. Previous guidance assumed comparable store sales in the flat to low single digit growth range. The guidance continues to include U.K. acquisition dilution of approximately $0.13 per diluted share, stock based compensation expense of approximately $0.08 per diluted share and distribution center transition costs of approximately $0.04 per diluted share.

“Despite the fact that our comp store sales in the second quarter are coming in below plan in the negative 4% range, we still expect -- because of our highly profitable store operations and expense control -- to report earnings for the second quarter close to our plan of approximately $0.22 per diluted share, excluding the approximate $0.15 per share dilutive impact of our U.K. acquisition,” said Chairman and Chief Executive Bear, Maxine Clark. “We believe our sales trends are impacted by the more difficult macro economic conditions many consumers are facing today. We continue to focus on making our store model as productive as possible, delivering the very best Guest experience, executing on marketing and brand building programs, and on new store growth and strategic initiatives – the U.K. acquisition integration and completion of our Ohio distribution center.”

UK Acquisition Update

The Company said that it’s U.K. acquisition and integration continues to progress on schedule and that the dilution reflects costs associated with rebranding, store conversion, and integration of The Bear Factory stores, as well as, a reduction in franchise fee revenue and lower interest income. The Company is in the process of converting and rebranding approximately 25 Bear Factory stores. The store conversion process began in May; during the conversion process, stores being converted are closed for approximately 22 days. As previously disclosed, the dilution to earnings is primarily weighted in the second and third quarter due to the expenses and loss of revenue of store closures and conversions occurring in these quarters. The acquisition is expected to be accretive to earnings in the fourth quarter when store conversions are substantially

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complete and sales are seasonally strong. Historical, U.K.-based business sales have been weighted more heavily in the fourth quarter as compared to North American-based business sales.

While still early in the integration process, the company anticipates U.K. acquisition dilution of approximately $0.14 to $0.16 per share in the fiscal 2006 second quarter (13 weeks ended July 1, 2006), dilution of approximately $0.10 to $0.12 per share in the fiscal 2006 third quarter (13 weeks ended September 30, 2006), and accretion of approximately $0.11 to $0.15 per share in the fiscal 2006 fourth quarter (13 weeks ended December 30, 2006).

The Company further expects the acquisition to be accretive to earnings per share in fiscal 2007.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 240 stores in the United States, Canada and the United Kingdom. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made® stores, where Guests can make their own doll friends. In April 2006, Build-A-Bear Workshop acquired The Bear Factory Limited and Amsbra, Ltd. adding company-owned stores in the United Kingdom and Ireland. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $362 million in fiscal 2005.  For more information, call 888.560.BEAR (2327) or visit the company’s award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Build-A-Bear Workshop’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may not realize some of the expected benefits of the acquisition of Amsbra and The Bear Factory; we may be unable to generate comparable store sales growth; our marketing initiatives may not generate sufficient brand awareness and sales; we may be unable to effectively manage our international franchises or comply with changing laws relating thereto; we may be unable to generate demand for our retail experience, or to respond to consumer preferences; customer mall traffic may decrease, as a result of various factors, including a reduction of consumer confidence because of terrorism or war; general economic conditions may worsen; our market share could be adversely affected by competitors; we may lose key personnel, or be unable to hire qualified additional personnel; vendor deliveries may be disrupted; the availability and costs of our products could be impacted by international manufacturing and trade issues; our warehousing and distribution vendors may perform poorly; we may fail to protect our intellectual property and may have infringement, misappropriation or other disputes or litigation with third parties; we may be unable to open new stores, renew or replace our store leases, enter into leases for new stores on favorable terms, or continue to comply with our current leases; we may experience communications or information systems failures; we may suffer negative publicity or be sued due to alleged violations of labor laws, employee regulations or unethical practices, either by the Company or its merchandise

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manufacturers; and we may violate or be accused of violating privacy or security laws by reason of improperly obtaining or failing to adequately protect Guest information. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2005. The Company undertakes no obligation to update or revise any forward- looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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